As filed pursuant to Rule 424(b)(3)
under the Securities Act of 1933
Registration No. 333-59018

ANCHOR NATIONAL LIFE INSURANCE COMPANY
VARIABLE SEPARATE ACCOUNT
(PORTION RELATING TO THE POLARISII VARIABLE ANNUITY)

SUPPLEMENT TO THE POLARISII PROSPECTUS
(FEATURING THE PRINCIPAL REWARDS PROGRAM)
DATED OCTOBER 15, 2001

The seven year surrender charge version of PolarisII is no longer offered for sale through your broker-dealer.

The following section supplements page 13 of the prospectus and is inserted above the 90 Day Window section:

Current Enhancement Levels

The Enhancement Levels, Upfront Payment Enhancement Rate, Deferred Payment Enhancement Rate and Deferred Payment Enhancement Date applicable to all Purchase Payments received after April 1, 2002, are as follows:

	Upfront Payment	Deferred Payment	Deferred Payment
Enhancement Level	Enhancement Rate	Enhancement Rate	Enhancement Date

All premium amounts	6%	0%	N/A

Future Upfront Enhancement Rates may change at any time, but will never be less than 2%. We are not currently offering a Deferred Payment Enhancement Rate. Future Deferred Payment Enhancement Rates may increase or stay the same; there is no minimum Deferred Payment Enhancement Rate. The number of years before which you may receive any applicable future Deferred Payment Enhancement may change as well.

Date: April 1, 2002

Please keep this Supplement with your Prospectus.